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Exhibit 10.2

THE DIRECTV GROUP, INC.

AMENDED AND RESTATED EXECUTIVE OFFICER CASH BONUS PLAN
(as amended and restated effective June 5, 2007)

        1.    Purpose.

        The purpose of The DIRECTV Group, Inc. Amended and Restated Executive Officer Cash Bonus Plan is to promote the success of The DIRECTV Group, Inc., a Delaware corporation, by (i) compensating and rewarding participating executives with annual cash bonuses for the achievement of pre-established performance goals and (ii) motivating such executives by giving them opportunities to receive bonuses directly related to such performance. This Plan is intended to provide bonuses that qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code.

        2.    Definitions.

        "Affiliates" means Subsidiaries of the Company and entities over which the Company, directly or indirectly, has the power to direct or cause the direction of the management and policies.

        "Award" means an award under this Plan of an opportunity to receive a Bonus if the applicable Performance Target(s) are satisfied for the applicable Plan Year.

        "Award Notice" means a notice in writing (delivered either in hard copy or electronically) evidencing the grant of an Award under this Plan that has been authorized by the Committee.

        "Base Salary" in respect of any Plan Year means the annual base salary of a Participant from the Company and all Affiliates of the Company in effect at the time Participant is selected to participate for that Plan Year, exclusive of any commissions or other actual or imputed income from any Company-provided benefits or perquisites, but prior to any reductions for salary deferred pursuant to any deferred compensation plan or for contributions to a plan qualifying under Section 401-K of the Code or contributions to a cafeteria plan under Section 125 of the Code.

        "Beneficiary" means the person or persons designated by the Participant to receive any Bonus that may become payable to the Participant following his or her death. If no such designation of any beneficiary has been made, the Beneficiary shall be the Participant's spouse, or, if the Participant does not have a surviving spouse, the Participant's estate.

        "Board" means the Board of Directors of DIRECTV.

        "Bonus" means a cash payment under this Plan.

        "Business Criteria" means any one or a combination of the business criteria set forth on Exhibit A hereto.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        "Committee" means the Compensation Committee of the Board.

        "Company" means DIRECTV and its Subsidiaries.

        "DIRECTV" means The DIRECTV Group, Inc., a Delaware corporation, and any successor entity which shall have assumed the rights and obligations of this Plan by operation of law or otherwise.

        "Executive" means a key employee (including any elected officer) of the Company who is (or in the opinion of the Committee may become) a "covered employee" for purposes of Section 162(m).

        "Participant" means an Executive selected to participate in the Plan by the Committee for the applicable Plan Year.

        "Performance Target(s)" means the specific objective goal or goals that are timely set in writing by the Committee pursuant to Section 4.2 for each Participant for the Plan Year in respect of any one or more of the Business Criteria.

        "Plan" means The DIRECTV Group, Inc. Executive Officer Cash Bonus Plan, as amended from time to time.

        "Plan Year" means the calendar year.

        "Section 162(m)" means Section 162(m) of the Code, and the regulations promulgated thereunder, all as amended from time to time.

        "Subsidiary" means a corporation, partnership, limited liability company or other entity in which DIRECTV owns, directly or indirectly, capital stock or other interests having ordinary voting power to elect a majority of the Board of Directors or other governing body.

        "Target Bonus" means a Bonus, expressed as a percentage of Base Salary, that will become payable to a Participant if the applicable Performance Target(s) are met.

        3.    Administration of the Plan.

          3.1    The Committee.    This Plan shall be administered by the Committee, which shall consist solely of three or more members of the Board who are "outside directors" within the meaning of Section 162(m). Action of the Committee with respect to the administration of this Plan shall be taken pursuant to a majority vote or by written consent of its members.

          3.2    Powers of the Committee.    Subject to the express provisions of this Plan, the Committee shall have the sole authority to establish and administer the Business Criteria and Performance Target(s) and the responsibility of determining from among the Executives who will participate in and receive Awards under this Plan and the time or times at which and the form and manner in which Bonuses will be paid (which may include elective or mandatory deferral alternatives) and shall otherwise be responsible for the administration of this Plan in accordance with its terms. The Committee shall have the authority to construe and interpret this Plan and any agreements or other document relating to Awards under this Plan, may adopt rules and regulations relating to the administration of this Plan, and shall exercise all other duties and powers conferred on it by this Plan.

          3.3    Express Authority (and Limitations on Authority) to Change Terms and Conditions of Awards; Acceleration or Deferral of Payment.    Without limiting the Committee's authority under other provisions of this Plan, but subject to any express limitations of this Plan and compliance with Section 162(m), the Committee shall have the authority to accelerate payment of a Bonus (after the attainment of the applicable Performance Target(s)) and to waive restrictive conditions for a Bonus (including any forfeiture conditions, but not Performance Target(s)), in such circumstances as the Committee deems appropriate. In the case of any acceleration of a Bonus after the attainment of the applicable Performance Target(s), the amount payable shall be discounted to its present value using an interest rate equal to Moody's Average Corporate Bond Yield for the month preceding the month in which such acceleration occurs (or such other rate of interest that is deemed to constitute a "reasonable rate of interest" for purposes of Section 162(m)). Any deferred payment shall be subject to Section 4.8. In addition, and notwithstanding anything in this Plan to the contrary, the Committee shall have the authority to provide under the terms of an Award that payment or vesting shall be accelerated upon the death or disability of a Participant, a change in control of the Company, or upon termination of the Participant's employment without cause or as a constructive termination, as and in the manner provided by the Committee, subject to such provision not causing the Award to fail to satisfy the requirements for performance-based compensation under Section 162(m) generally. The Committee may, in its sole discretion, remove any and all restrictions on any Award (but not the requirement that performance targets be achieved) whenever it may determine that, by reason of changes in applicable law, the rules of any stock exchange on which the Common Stock is listed or other changes in circumstances arising after the Date of Grant, such action is appropriate.

        4.    Bonus Provisions.

          4.1    Provision for Bonus.    Each Participant may receive a Bonus if and only if the Performance Target(s) established by the Committee for the Award, relative to the applicable Business Criteria, are attained in the applicable Plan Year. Notwithstanding the fact that the Performance Target(s) have been attained, the Committee may, in its sole discretion, decide to pay a Bonus of less than the amount determined by the formula or standard established pursuant to Section 4.2 or to pay no Bonus at all.

          4.2    Determination of Performance Target(s).    The specific Performance Target(s) with respect to an Award must be established by the Committee while the performance relating to the Performance Target(s) remains substantially uncertain within the meaning of Section 162(m) and in no event more than 90 days after the commencement of the applicable Plan Year. At the time the Performance Target(s) for an Award are selected, the Committee shall provide, in terms of an objective formula or standard for each Participant, the maximum amount of Bonus that will be payable to the Participant if the Performance Target(s) are attained, and the method of computing the specific amount of the Target Bonus, subject to Sections 4.1, 4.3, 4.6 and 4.7.

  The payment of any Award shall depend on the performance of the Company on a consolidated, Subsidiary, business unit, segment, division, acquired business, minority investment, partnership or joint venture, region or property basis with reference to performance goals relative to one or more of the following forms of business criteria: subscribers, subscriber service and subscriber satisfaction; employees and employment activities; revenues, expenses and earnings; cash and cash flow; margins, returns and ratios; stock price and other performance measures, as listed in Exhibit A. The business criteria, determined on a quantitative basis, in the Committee's sole discretion, may be:

  (a)
  determined relative to any product or service provided by the Company,

  (b)
  combined in any manner to define other performance-based business criteria,

  (c)
  determined either before or after any capital costs, interest, taxes, depreciation or amortization,

  (d)
  determined either including or excluding non-cash, extraordinary, special or non-recurring items,

  (e)
  determined on a per share (basic or diluted), per subscriber or per unit basis,

  (f)
  determined on an incremental, cumulative or average basis, on an absolute, percentage or percentage point basis, and/or

  (g)
  determined relative to any internal or external business criteria or relative to the performance of other companies.

  Such determinations in (a) through (g) above shall be made by the Committee at the time it establishes the business criteria, performance targets and how performance will be calculated. The business criteria shall be GAAP-based unless the Committee decides otherwise at that time and shall be set forth in the Award.

  The Committee may establish performance cycles that are not based on Plan Years, but such performance cycles shall not be less than a quarter of a calendar year and may not exceed five years and shall be set forth in the Award.

          4.3    Maximum Individual Bonus.    Notwithstanding any other provision hereof, the maximum aggregate Bonus that may be paid pursuant to all Awards granted in any Plan Year to any one Executive under this Plan shall be the lesser of (i) $10,000,000 or (ii) five times the Base Salary of such Executive. The foregoing limit shall be subject to adjustments consistent with Section 3.3.

          4.4    Effective Mid-Year Commencement of Service; Termination of Employment.    To the extent compatible with Sections 4.2 and 5.10, if an individual's services as an Executive commence after the Performance Target(s) are established for a Plan Year, the Committee may establish Performance Target(s), grant an Award and pay a Bonus to such Executive for a performance period equal to the period of time from the date such individual is selected to participate in the Plan to the end of the Plan Year; provided, however, that the Committee must establish such Performance Target(s) while the performance relating to such Performance Target(s) remains substantially uncertain within the meaning of Section 162(m) and in no event after 25% of such performance period has elapsed. The amount of any Bonus to such Executive shall not exceed that proportionate amount of the applicable maximum individual bonus under Section 4.3. In the event of the termination of employment of a Participant prior to the end of the Plan Year, the Participant shall not be entitled to any payment in respect of the Bonus, unless otherwise expressly provided by the terms of the Award Notice or other written contract with the Company.

          4.5    Adjustments.    To preserve the intended incentives and benefits of an Award, the Committee shall (a) adjust Performance Target(s) or other features of an Award to reflect any material change in corporate capitalization, any material corporate transaction (such as a reorganization, combination, separation, merger, acquisition, or any combination of the foregoing), or any complete or partial liquidation of the Company (or any material portion of the Company), (b) calculate Performance Target(s) without regard to any change in accounting policies or practices affecting the Company and/or the Business Criteria or the Performance Target(s), and (c) adjust Business Criteria and Performance Target(s) or other features of an Award to reflect the effects of any special charges to the Company's earnings, in each case only to the extent consistent with the requirements of Section 162(m) to qualify such Award as performance-based compensation. By express provision in an Award Notice, the Committee may (x) provide that one or more of the adjustments in (a), (b) or (c) above will not be made with respect to the Award, and/or (y) establish such other events or circumstances, consistent with Section 162(m), with respect to which the Committee will make appropriate adjustments to the Award.

          4.6    Committee Discretion to Determine Bonuses.    The Committee has the sole discretion to determine the standard or formula pursuant to which each Participant's Bonus shall be calculated (in accordance with Sections 4.1 and 4.2) and whether all or any portion of the amount so calculated will be paid, subject in all cases to the terms, conditions and limits of this Plan and of any other written commitment authorized by the Committee. To this same extent, the Committee may at any time establish additional conditions and terms of an Award or for the payment of Bonuses (including but not limited to the achievement of other financial, strategic or individual goals, which may be objective or subjective) as it may deem desirable in carrying out the purposes of this Plan and may take into account such other factors as it deems appropriate in administering any aspect of this Plan. The Committee may not, however, increase the maximum amount permitted to be paid to any individual under Section 4.2 or 4.3 of this Plan or pay a Bonus under this Plan if the applicable Performance Target(s) have not been satisfied.

          4.7    Committee Certification.    No Participant shall receive any payment under this Plan unless the Committee has certified, by resolution or other appropriate action in writing, that the amount thereof has been accurately determined in accordance with the terms, conditions and limits of this Plan and that the Performance Target(s) and any other material terms previously established by the Committee or set forth in this Plan or the applicable Award Notice were in fact satisfied.

          4.8    Time of Payment; Deferred Amounts.    Any Bonuses shall be paid as soon as practicable following the Committee's determinations under this Section 4 and the certification of the Committee's findings under Section 4.7. Payment shall be in cash or cash equivalents, as determined by the Committee at the time of payment, subject to withholding pursuant to Section 5.11. Notwithstanding the foregoing but subject to compliance with Code Section 162(m), Code Section 409A and Section 4.3, the Committee may provide a Participant the opportunity to elect to defer the payment of any Bonus under a nonqualified deferred compensation plan maintained by the Company. In the case of any deferred payment of a Bonus after the attainment of the applicable Performance Target(s), any amount in excess of the amount otherwise payable shall be based on either Moody's Average Corporate Bond Yield (or such other rate of interest that is deemed to constitute a "reasonable rate of interest" for purposes of Section 162(m)) over the deferral period or the return over the deferral period of one or more predetermined actual investments such that the amount payable at the later date will be based upon actual returns, including any decrease or increase in the value of the investment(s).

        5.    General Provisions.

          5.1    Rights of Executives, Participants and Beneficiaries.

  (a)
  No Right to Awards or Continued Employment.    Neither the establishment of this Plan nor the provision for or payment of any amounts hereunder nor any action of the Company, the Board or the Committee in respect of this Plan shall be held or construed to confer upon any person any legal right to receive an Award or any other benefit under this Plan. Nothing contained in this Plan (or in any other documents under this Plan or in any Award Notice) shall confer upon any Executive or Participant any right to continue in the employ of the Company, constitute any contract or agreement of employment, nor interfere in any way with the right of the Company to change a person's compensation or other benefits, or to terminate his or her employment, with or without cause. Nothing in this Section 5.1(a), however, is intended to adversely affect any express independent right of such person under a separate employment contract.

  (b)
  Plan Not Funded.    Awards payable under this Plan shall be payable from the general assets of the Company, and no special or separate reserve, fund or deposit shall be made to assure payment of such Awards. No Participant, Beneficiary or other person shall have any right, title or interest in any fund or in any specific asset of the Company by reason of any Award hereunder. Neither the provisions of this Plan (nor of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company and any Participant, Beneficiary or other person. To the extent that a Participant, Beneficiary or other person acquires a right to receive payment pursuant to any Award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company's creditors or otherwise, to discharge its obligations under the Plan.

          5.2    Non-Transferability of Benefits and Interests.    Except as expressly provided by the Committee in accordance with the provisions of Section 162(m), all Awards are non-transferable, and no benefit payable under this Plan shall be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge. This Section 5.2 shall not apply to an assignment of a contingency or payment due (a) after the death of a Participant to the deceased Participant's legal representative or Beneficiary or (b) after the disability of a Participant to the disabled Participant's personal representative.

          5.3    Discretion of Company, Board and Committee.    Any decision made or action taken by, or inaction of, the Company, the Board or the Committee arising out of or in connection with the creation, amendment, construction, administration, interpretation and effect of this Plan that is within its authority hereunder or applicable law shall be within the absolute discretion of such entity and shall be conclusive and binding upon all persons.

          5.4    Indemnification.    Neither the Board nor the Committee, any employee of the Company or any of its Affiliates, nor any person acting at the direction thereof (each such person an "Affected Person"), shall have any liability to any person (including without limitation, any Participant), for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or an Award made under this Plan). Each Affected Person shall be indemnified and held harmless by DIRECTV against and from any loss, cost, liability or expense (including attorneys' fees) that may be imposed upon or incurred by such Affected Person in connection with or resulting from any action, suit or proceeding to which such Affected Person may be a party or in which such Affected Person may be involved by reason of any action taken or omitted to be taken under the Plan and against and from any and all amounts paid by such Affected Person, with the Company's approval, in settlement thereof, or paid by such Affected Person in satisfaction of any judgment in any such action, suit or proceeding against such Affected Person: provided that, the Company shall have the right, at it s own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company's choice. The foregoing right of indemnification shall not be available to an Affected Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Affected Person giving rise to the indemnification claim resulted from such Affected Person's bad faith, fraud or willful wrongful act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Affected Persons may be entitled under the Company's Certificate of Incorporation or by-laws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such person or hold them harmless.

          5.5    Return of Award.    The Committee may include in any Terms and Conditions for Awards a provision requiring the Participant to return gains (as defined by the Committee) realized on Awards made under the Plan in the event the Committee determines that a material breach of specified obligations under one or more written agreements between a Participant and the Company has occurred during the one-year period after termination of the Participant's employment or service with the Company or an Affiliate.

          5.6    Section 409A of the Code.    To the extent that the Committee determines that a Participant would be subject to the additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A of the Code, as a result of any provision of any Award granted under this Plan, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The Committee shall determine the nature of any such amendment.

          5.7    Right of Offset.    To the extent permitted by law, the Company shall have the right to offset against its obligation to deliver amounts under any Award any outstanding amounts of whatever nature that the Participant then owes to the Company or any of its Affiliates.

          5.8    Non-Uniform Treatment.    The Committee's determinations under the Plan need not be uniform and may be made by it selectively among persons who received, or are eligible to receive, Awards (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, amendments and adjustments, and to enter into non-uniform and selective Award Terms and Conditions, as to the persons who receive Awards under the Plan, and the terms and provisions of Awards under the Plan.

          5.9    Law to Govern.    All questions pertaining to the construction, regulation, validity and effect of the provisions of this Plan shall be determined in accordance with the laws of the State of Delaware.

          5.10    Construction.    It is the intent of the Company that this Plan, Awards and Bonuses paid hereunder will qualify as performance-based compensation or will otherwise be exempt from deductibility limitations under Section 162(m). Any provision, application or interpretation of this Plan inconsistent with this intent to satisfy the standards in Section 162(m) shall be disregarded.

          5.11    Tax Withholding.    Upon the payment of any Bonus, the Company shall have the right to deduct the amount of any taxes that DIRECTV or any Subsidiary may be required to withhold with respect to such cash payment.

          5.12    Amendments, Suspension or Termination of Plan.    The Committee may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. Notwithstanding the foregoing, no amendment may be effective without Board and/or stockholder approval if such approval is necessary to comply with the applicable rules of Section 162(m).

          5.13    Effective Date.    This Plan is effective as of June 5, 2007, the date on which the Plan was approved by the stockholders of DIRECTV (the "Effective Date"); provided that outstanding Awards issued under this Plan prior to its amendment and restatement shall remain in effect in accordance with the terms of such outstanding Awards.

          5.14    Captions.    Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

          5.15    Non-Exclusivity of Plan.    Subject to compliance with Section 162(m), nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Committee to grant awards or authorize any other compensation under any other plan or authority.

          5.16    Limitation on Actions.    Any and all rights of any employee or former employee of the Company against the Company arising out of or in connection with this Plan or any Awards hereunder shall terminate, and any action against the Company shall be barred, after the expiration of one year from the date of the act of omission in respect of which such right of action arose.

          5.17    Successors.    The provisions of this Plan shall inure to the benefit of and be binding upon the Company, its successors and assigns.

EXHIBIT A

PERFORMANCE-BASED BUSINESS CRITERIA

        Subscribers, subscriber service and subscriber satisfaction, including: customers; subscribers; total subscribers; gross subscriber additions; net subscriber additions; subscriber quality; churn subscribers; average subscriber life; ratings; retention; viewership.

        Employees and employment activities, including: attrition; retention; satisfaction; ethics compliance; management effectiveness; workforce diversity; individual executive performance.

        Revenues, expenses and earnings including: revenues; sales; net revenues; operating costs and expenses; overhead costs; costs of revenues; costs of sales; broadcast programming and other costs; subscriber service expenses; broadcast operations expense; selling, general and administrative expense; subscriber acquisition costs; upgrade and retention costs; general and administrative expenses; depreciation and amortization; operating profit; operating results; operating income; adjusted operating income; operating earnings; operating profit before depreciation and amortization; interest income; interest expense; other income and expense; other, net; income from continuing operations; earnings from continuing operations; income from continuing operations before income taxes and minority interests; income tax expense; minority interests in net earnings of subsidiaries; income from continuing operations before cumulative effect of accounting changes; income from discontinued operations; cumulative effect of accounting changes; net income; adjusted net income; basic or diluted earnings or loss per common share for income or loss from continuing operations before cumulative effect of accounting changes, for income or loss from discontinued operations (net of taxes), for cumulative effect of accounting changes (net of taxes), or for net income or loss; dividends paid.

        Cash and cash flow, including: cash; cash on hand; cash balance; cash equivalents; cash and cash equivalents; cash and short term investments; operating cash flows; adjusted operating cash flows; cash from operations; investing cash flows; financing cash flows; free cash flow; free cash flow before net cash paid for interest and taxes; cash flow before or after operating activities, investing activities, financing activities or discontinued operations; capital expenditures; cash paid for property, equipment, satellites, and/or leased set top receivers; proceeds from dispositions of businesses, assets, or other investments.

        Margins, returns and ratios, including: average revenue per subscriber (ARPU); subscriber acquisition costs (SAC) per gross subscriber addition; average cost per subscriber (ACPU); average margin per subscriber (AMPU); pre-SAC margin; operating profit margin; operating margin; profit margin; net income margin; bad debt percentage; earnings per share; adjusted earnings per share; return on assets; adjusted return on assets; return on average assets; return in excess of cost of capital; return on equity; return on net assets; return on investment; return on net investment; return on average equity; adjusted return on equity; cash flow return on investment (discounted or otherwise); cash flow return on capital; cash flow in excess of cost of capital; cash flow return on tangible capital; contribution margin; debt to capital ratio; debt to equity ratio; net present value; internal rate of return; profit in excess of cost of capital; return on capital; return on net or average assets, equity or capital; return on shareholders' equity; return on invested capital; return on investors' capital; return on operating revenue; return on total capital; risk-adjusted return on capital; total equity ratio; total shareholder return.

        Other performance measures, including: acquisitions or divestitures of subsidiaries, affiliates and joint ventures; control of expenses; corporate values; economic value added (EVA); environment; facilities utilization; implementation or completion of critical projects; installations; market expansion; market penetration; market share; number of channels broadcast in standard and/or high definition on a national and/or local basis; network upgrades; operating performance; penetration rates; installation and service work order completion; closed, rescheduled or similar performance or productivity rates;

number of service calls; availability rates; hardware recovery; hardware refurbishment or redeployment; hardware performance; average subscriber service phone call times; number of subscriber service phone calls received; service level; performance relative to budget, forecast or market expectations; performance standards relevant to our business, product or service; safety; shareholder value added; strategic business criteria based on meeting specified product development, strategic partnering, research and development, market penetration or geographic business expansion goals; value added; website visits; website advertising.

        Stock price, including: share price; share price growth or appreciation; share price growth or appreciation in comparison with industry or market indices; shareholder value; shareholder value growth or appreciation; total market capitalization; total market capitalization growth or appreciation; total market value; total market value growth or appreciation.

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THE DIRECTV GROUP, INC. AMENDED AND RESTATED EXECUTIVE OFFICER CASH BONUS PLAN (as amended and restated effective June 5, 2007)
EXHIBIT A PERFORMANCE-BASED BUSINESS CRITERIA